UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): January 30, 2023

Qumu Corporation

(Exact name of Registrant as Specified in its Charter)

Minnesota

(State Or Other Jurisdiction Of Incorporation)

000-20728	41-1577970
(Commission File Number)	(I.R.S. Employer Identification No.)

400 S. 4th Street, Suite 401-412
Minneapolis, MN	55415
(Address Of Principal Executive Offices)	(Zip Code)

(612) 638-9100

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $0.01	QUMU	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Items under Sections 1 through 4 and 6 through 9 are not applicable and therefore omitted.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2023, the Compensation Committee of Qumu Corporation (the “Company”) made determinations relating to the achievement of performance goals under the annual company bonus plan for 2022 (the “2022 Company Bonus Plan”) and in respect of outstanding performance stock units (“PSUs”) with a performance period ending December 31, 2022. For the fourth quarter 2022 and full year 2022, the financial results were prepared by the Company’s management for the purposes of compensation determinations by the Compensation Committee and have not been audited or reviewed by the Company’s independent registered public accounting firm.

2022 Company Bonus Plan

As previously reported, on March 30, 2022, the Compensation Committee adopted the 2022 Company Bonus Plan and set the cash incentive pay opportunities under the 2022 Company Bonus Plan for the Company’s eligible employees, which include Rose Bentley, Chief Executive Officer, and Thomas A. Krueger, Chief Financial Officer.

Under the 2022 Company Bonus Plan, the Compensation Committee determined target amounts of two performance goals for 2022, weighted equally: (1) software-as-a-service annual recurring revenue (referred to as SaaS ARR) growth as compared to 2021 and (2) quarterly operating cash flow, weighted equally by quarter except that if the full year 2022 operating cash flow target is met, this performance goal will be achieved at the 100% level. The Compensation Committee retained the discretion to include or exclude items from each of the performance goals and to determine the achievement of the performance goals for the purposes of calculating incentive pay under the 2022 Company Bonus Plan.

The following table shows the 2022 quarterly and 2022 full year operating cash flow targets established by the Compensation Committee and the Company’s actual performance for these periods (in thousands):

Operating Cash Flow	Q1 2022	Q2 2022	Q3 2022	Q4 2022	FY2022
Target	$(4,523)	$(3,581)	$(79)	$(431)	$(8,614)
Actual	$(4,863)	$(3,678)	$(1,427)	$(1,363)	$(11,331)

For 2022 SaaS ARR, the target amount under the 2022 Company Bonus Plan was $19.4 million representing growth of 51% over 2021 and the Company’s actual 2022 SaaS ARR was $14.3 million, or a 12% increase from 2021. Accordingly, on January 30, 2023, the Compensation Committee determined that no bonus was earned by any participant in the 2022 Company Bonus Plan.

PSUs With 2022 Performance Period

As previously reported, on February 18, 2021, the Compensation Committee approved the award of PSUs to the Company’s executive officers and members of management, including Ms. Bentley. Because Mr. Kruger was not a Company employee at the time of grant, he did not receive a PSU award in 2021. Instead, on March 30, 2022, the Compensation Committee granted Mr. Kruger an award of 15,750 PSUs solely for the 2022 performance period, which represents approximately one-half of the PSU award that Mr. Krueger would have otherwise received as Chief Financial Officer in 2021.

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On March 30, 2022, the Compensation Committee set the target amounts of five performance goals selected for 2022: net new customers, partner generated revenue as a percent of total revenue, annual recurring revenue, total gross retention rate and bookings. On January 30, 2023, the Compensation Committee determined that the Company met two of the five performance goals for full year 2022, resulting in a percentage achievement of 66 2/3% for these PSUs. The following table shows the 2022 targets established by the Compensation Committee for these PSUs and the Company’s actual performance for 2022:

Performance Goal	2022 Target	2022 Actual
Net New Customers (New Logos)	40	21
Partner Generated Revenue (as a % of Total Revenue)	31%	31%
Total ARR	$25.2 million	$19.4 million
Total Gross Retention Rate (GRR)	87%	90%
Bookings	$23.9 million	$15.5 million

Accordingly, with a percentage achievement of 66 2/3% for the 2022 performance period, the Qumu compensation committee determined on January 30, 2023 that Ms. Bentley will earn 5,936 of the 8,904 PSUs granted to her in 2021 and Mr. Krueger will earn 10,500 of the 15,750 PSUs.

Additionally, on March 30, 2022, the Compensation Committee approved the award of 60,000 PSUs to each of Ms. Bentley and Mr. Krueger, with 30,000 of these PSUs vesting based upon achievement of 2022 performance goals. On March 30, 2022, the Compensation Committee set the target amounts of two performance goals for 2022, which were weighted equally: (1) net new logos or net new logo bookings and (2) partner revenue as a percent of total revenue. On January 30, 2023, the Compensation Committee determined that the Company met one of the two performance goals for full year 2022, resulting in a percentage achievement of 50% of these PSUs. The following table shows the 2022 targets established by the Compensation Committee for these PSUs and the Company’s actual performance for 2022:

Performance Goal	2022 Target	2022 Actual
Net New Customers (New Logos) or New Logo Bookings	40 or $9.2 million	23 or $1.6 million
Partner Generated Revenue (as a % of Total Revenue)	31%	31%

Accordingly, with a percentage achievement of 50% for the 2022 performance period, the Qumu compensation committee determined on January 30, 2023 that Ms. Bentley and Mr. Krueger will earn 15,000 of the 30,000 PSUs with a 2022 performance period.

As provided in the Agreement and Plan of Merger, dated as of December 17, 2022 (as such agreement may be amended from time to time, the “Merger Agreement”) by and among the Company, Cosmos Merger Sub Inc., and Enghouse Interactive, Inc., any PSUs that are not earned for 2022 and any PSUs with a performance period ending December 31, 2023 that will be forfeited without any consideration at the effective time of the merger as provided in the Merger Agreement.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

QUMU CORPORATION

	By:	/s/ Rose Bentley
Rose Bentley
Chief Executive Officer

Date: January 30, 2023

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